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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in this Registration Statement on Form N-1A of our report dated May 4, 2001, relating to the statements of assets and liabilities and the related statements of operations of Equitable Premier Large Cap Growth Fund, Equitable Premier Large Cap Core Equity Fund, Equitable Premier Large Cap Value Fund, Equitable Premier Small/Mid Cap Growth Fund, Equitable Premier Small/Mid Cap Value Fund, Equitable Premier International Equity Fund, Equitable Premier Technology Fund, Equitable Premier Health Care Fund and Equitable Premier Core Bond Fund (constituting "Equitable Premier Funds Trust") and of Equitable Money Market Fund (constituting "Equitable Trust"), which appear in such Registration Statement. We also consent to the reference to us under the heading "Independent Accountant" in such Registration Statement.




PricewaterhouseCoopers LLP
New York, New York 10036
May 18, 2001